                            SCHEDULE 14 INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, For Use of the Commission only (as Permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material under Rule 14a-11(c) or Rule 14a-12

                                  AXCESS INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)   Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
    (2)   Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
    (4)   Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------
    (5)   Total fee paid:
--------------------------------------------------------------------------------
[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)   Amount Previously Paid:
--------------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------
    (3)   Filing Party:
--------------------------------------------------------------------------------
    (4)   Date Filed:
--------------------------------------------------------------------------------

                                  AXCESS INC.
                              3208 Commander Drive
                            Carrollton, Texas 75006
                           Telephone:  (972) 407-6080
                           Telecopier:  (972) 407-9085


Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of AXCESS Inc. on Tuesday, June 6, 2000, at 9:00 a.m., central daylight time. The meeting will be held at the Company's corporate headquarters, 3208 Commander Drive, Carrollton, Texas 75006. The Company's Board of Directors and management look forward to greeting those stockholders able to attend in person.

     At the meeting, the Company's stockholders will be asked to consider and elect six directors to serve until the next annual meeting of stockholders. The Company's stockholders will also be asked:

     1. To consider and vote on a proposal to elect Richard C.E. Morgan, Allan Griebenow, Paul J. Coleman, Jr., Gregory W. Haskell, Robert J. Bertoldi and David J. Illingworth as directors of the Company;

     2. To ratify the selection of Ernst & Young LLP as the independent auditor of the Company for the fiscal year ended December 31, 2000;

     3. To consider and vote on a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's voting common stock from 12,000,000 to 50,000,000;

     4. To consider and vote on a proposal to issue more than 20% of the Company's outstanding voting common stock, at a per share price less than the greater of the per share book or market value of the voting common stock on the date of private placements, to holders of: (a) Series 1999 Preferred Stock upon the conversion of the Series 1999 Preferred Stock, (b) Series 1999 Non-Voting Preferred Stock upon the conversion of the non-voting common stock and (c) Series 2000 Non-Voting Preferred Stock upon the conversion of the non-voting common stock;

     5. To approve an amendment to the AXCESS Inc. 1991 Incentive Stock Option Plan to increase the number of authorized shares issuable thereunder from 900,000 to 2,000,000; and

     6. To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

     The Company's Board of Directors has unanimously approved each of the proposals set forth above and urges you to vote in favor of each of the proposals. Information about the business to be conducted at the meeting is set forth in the accompanying Proxy Statement, which you are urged to read carefully. During the meeting, I will review with you the affairs and progress of the Company during the fiscal year ended December 31, 1999. Officers of the Company will be present to respond to questions from stockholders.

     The vote of every stockholder is important. The Board of Directors appreciates and encourages stockholder participation in the Company's affairs. Whether or not you plan to attend the meeting, please sign, date and return the enclosed Proxy promptly in the envelope provided. Your shares will then be presented at the meeting, and the Company will be able to avoid the expense of further solicitation. If you attend the meeting, you may, at your discretion, withdraw the Proxy and vote in person.

     On behalf of the Board of Directors, thank you for your cooperation and continued support.


                                  Sincerely,


                                  /s/ RICHARD C.E. MORGAN

                                  Richard C.E. Morgan
                                  Chairman of the Board

                                --------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 6, 2000

                                --------------

     You are hereby notified that the Annual Meeting of the Stockholders of AXCESS Inc. will be held at the Company's corporate headquarters, 3208 Commander Drive, Carrollton, Texas, on June 6, 2000 at 9:00 a.m., central daylight time, for the following purposes:

     1. To consider and vote on a proposal to elect Richard C.E. Morgan, Allan Griebenow, Paul J. Coleman, Jr., Gregory W. Haskell, Robert J. Bertoldi and David J. Illingworth as directors of the Company;

     2. To ratify the selection of Ernst & Young LLP as the independent auditor of the Company for the fiscal year ended December 31, 2000;

     3. To consider and vote on a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's voting common stock from 12,000,000 to 50,000,000 (the "Authorized Shares Proposal");

     4. To consider and vote on a proposal to issue more than 20% of the Company's outstanding voting common stock, at a per share price less than the greater of the per share book or market value of the voting common stock on the date of private placements, to holders of: (a) Series 1999 Preferred Stock upon the conversion of the Series 1999 Preferred Stock, (b) Series 1999 Non-Voting Preferred Stock upon the conversion of the non-voting common stock and (c) Series 2000 Non-Voting Preferred Stock upon the conversion of the non-voting common stock (the "Preferred Stock Proposal");

     5. To approve an amendment to the AXCESS Inc. 1991 Incentive Stock Option Plan to increase the number of authorized shares issuable thereunder from 900,000 to 2,000,000 (the "Option Plan Proposal"); and

     6. To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

     Only the stockholders of record at the close of business on April 28, 2000, are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the annual meeting will be available for examination at 3208 Commander Drive, Carrollton, Texas 75006, for ten days prior to the annual meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL OUT, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM. THE PROMPT RETURN OF PROXIES WILL SAVE THE EXPENSE INVOLVED IN FURTHER COMMUNICATION.

                                  By Order of the Board of Directors,

                                  /s/ James R. Craig

                                  James R. Craig, Secretary
Carrollton, Texas
May 1, 2000

                                --------------

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 6, 2000

                                --------------

                                 SOLICITATION

     This Proxy Statement and accompanying form of Proxy are being mailed to stockholders commencing on or about May 9, 2000, in connection with the solicitation by the Board of Directors of AXCESS Inc. of proxies from the holders of the following securities of the Company:

     (a) Voting common stock, $0.01 par value per share (the "Voting Common Stock");

     (b) Non-Voting common stock, $0.01 par value per share (the "Non-Voting Common Stock");

     (c) Series A Convertible Preferred Stock, $0.01 par value per share (the "Series A Preferred Stock");

     (d) Series B Convertible Preferred Stock,$0.01 par value per share (the "Series B Preferred Stock");

     (e) Series C Convertible Preferred Stock,$0.01 par value per share (the "Series C Preferred Stock"); and

     (f) Series I Convertible Preferred Stock, $0.01 par value per share (the "Series I Preferred Stock"); and

     (g) Series 1999 Convertible Preferred Stock, $0.01 par value per share (the "Series 1999 Preferred Stock").

     Such proxies are to be used at the annual meeting of stockholders of the Company to be held at the Company's corporate headquarters, 3208 Commander Drive, Carrollton, Texas 75006, on June 6, 2000 at 9:00 a.m., central daylight time, as set forth in the accompanying Notice of Annual Meeting of Stockholders and at any adjournment or postponement thereof, for the purposes set forth in the notice. Management is not currently aware of any matters other than those referenced in this Proxy Statement that will be presented for action at the annual meeting.

                          RECORD DATE AND VOTING STOCK

     The Annual Report to Stockholders, including the Form 10-KSB for the year ended December 31, 1999, are being mailed to each stockholder entitled to vote at the annual meeting with the mailing of this Proxy Statement. Holders of record of the Company's Voting Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series I Preferred Stock and Series 1999 Preferred Stock at the close of business on Friday, April 28, 2000 (the "Record Date") will be entitled to vote on each matter presented at the annual meeting or any adjournments or postponements thereof. Holders of record of the Company's Non-Voting Common Stock at the close of business on the Record Date will be entitled to vote at the annual meeting with the Voting Common Stock, voting together as a single class, only with respect to the Authorized Shares Proposal.

     As of the Record Date, the Company's outstanding voting securities consisted of 3,321,208 shares of Voting Common Stock, 57,692 shares of Series A Preferred Stock, 52,817 shares of Series B Preferred Stock, 35,427 shares of Series C Preferred Stock, 635 shares of Series I Preferred Stock and 129 shares of Series 1999 Preferred Stock. Under the Company's Certificate of Incorporation, as amended, each share of Voting Common Stock and each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock is entitled to one vote on each of the proposals specified in the notice of annual meeting. Each share of Series I Preferred Stock and Series 1999 Preferred Stock is entitled to 2,500 votes and 4,000 votes, respectively, on each of the proposals specified in the notice of meeting, representing one vote for each share of Voting Common Stock into which a single share of Series I Preferred Stock and Series 1999 Preferred Stock is convertible on the Record Date.

     Each share of the Company's Non-Voting Common Stock is entitled to one vote on the Authorized Shares Proposal. As of the Record Date, there were 112,492 shares of Non-Voting Common Stock outstanding.

     The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series I Preferred Stock and Series 1999 Preferred Stock are collectively referred to as "the Voting Preferred Stock." The affirmative votes of the majority of the outstanding voting power of the Voting Common Stock and Voting Preferred Stock, voting together as a single class, is required to adopt each of the proposals, except for the Authorized Shares Proposal. The affirmative votes of the majority of the outstanding voting power of (a) the Voting Common Stock and Non-Voting Common Stock, voting together as a single class, and (b) the Voting Common Stock and Voting Preferred Stock, voting together as a single class, are required to adopt the Authorized Shares Proposal.

     Holders of the Company's Series J Preferred Stock, par value $0.01 per share (the "Series J Preferred Stock"), Series 1999 Non-Voting Preferred Stock, par value $0.01 per share (the "Series 1999 Non-Voting Preferred Stock") and Series 2000 Non-Voting Preferred Stock, par value $0.01 per share (the "Series 2000 Non-Voting Preferred Stock"), are not entitled to vote on any of the matters brought before the annual meeting or any adjournment or postponement thereof.

     The holders of a majority of the Voting Common Stock and the Voting Preferred Stock, voting collectively as a single class and whether or not present in person or represented by proxy, shall constitute a quorum for the transaction of business at the annual meeting. If a quorum is not present or represented by proxy at the annual meeting, the stockholders entitled to vote at the annual meeting, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the annual meeting, until a quorum shall be present or represented by proxy. At such adjourned meeting at which a quorum shall be presented or represented by proxy, any business may be transacted which might have been transacted at the annual meeting as originally called. If the adjournment is for more than 30 days, or, if after the adjournment a new record date is set, a notice of adjourned meeting shall be given to each stockholder of record entitled to vote at the annual meeting.

     In the election of directors, stockholders are not entitled to cumulate their votes and are not entitled to vote for a greater number of persons than the number of nominees named in the Proxy Statement. Votes are counted and the count is certified by an inspector of elections.

     For purposes of determining whether a proposal has received a majority vote, abstentions will be included in the vote totals, with the result that an abstention will have the same effect as a negative vote for all proposals other than the election of directors. If a broker indicates that it is prohibited from exercising discretionary authority with respect to shares held of record by such broker, including shares held for beneficial holders that have not returned proxies (so-called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the outcome of the vote with respect to that matter. Abstentions and broker non-votes will, however, be treated as present for quorum purposes and may be entitled to vote on other matters.

     All duly executed proxies received prior to the annual meeting will be voted in accordance with the choices specified thereon. As to any matter for which no choice has been specified in a duly executed proxy, the shares of stock represented thereby will be voted (a) FOR the election as directors of the nominees listed herein, (b) FOR the ratification of Ernst & Young LLP as the independent auditor of the Company for the period ended December 31, 2000, (c) FOR approval of the Authorized Shares Proposal, (d) FOR approval of the Preferred Stock Proposal, (e) FOR approval of the Option Plan Proposal and (f) in the discretion of the persons named in the Proxy in connection with any other business that may properly come before the annual meeting. A stockholder giving a Proxy may revoke it at any time before it is voted at the annual meeting by filing with the Secretary of the Company an instrument revoking it, by delivering a duly executed Proxy bearing a later date or by appearing at the annual meeting and voting in person.

     The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, regular employees of the Company may solicit proxies in person or by telephone. The Company will also reimburse brokers or other persons holding shares of stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

                          OWNERSHIP OF COMMON STOCK BY
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth the number of shares of each class of stock beneficially owned as of April 1, 2000, by each person known by the Company to be the beneficial owner of more than 5% of the Company's Voting Common Stock as of April 1, 2000:

    Name and Address of                                                Amount and Nature of      Percentage    Percentage of
     Beneficial Owner                     Title of Class                 Beneficial Owner         of Class      Voting Power
---------------------------   --------------------------------------   --------------------      -----------   --------------
Amphion Investors (1)         Voting Common Stock                          862,312      (2)            19.5%       8.6%
590 Madison Avenue            Series A Preferred Stock                      57,692                    100.0%       1.0%
New York, NY 10021            Series B Preferred Stock                      52,816                    100.0%         *
                              Series C Preferred Stock                      25,492                     72.0%         *
                              Series I Preferred Stock                         539                     79.6%       23.8%
                              Series J Preferred Stock                       1,909                     99.4%        n/a
                              Series 2000 Non-Voting Preferred Stock           847                    100.0%        n/a

PV Proceeds Holdings, Inc.    Voting Common Stock                          500,000      (3)            11.3%        n/a
3208 Commander Dr.            Series 1999 Preferred Stock                      129                    100.0%        9.1%
Carrollton, TX 75006


XL Vision, Inc.               Voting Common Stock                          300,000                      6.8%        5.3%
10305  102nd Terrace
Sebastian, FL 32958

J. P. Morgan                  Voting Common Stock                          283,170      (4)             6.4%        4.7%
Investment Corporation        Series I Preferred Stock                          75                     11.0%        3.3%
60 Wall Street
New York, NY 10260

___________________
*      Less than 1%.

(1) Includes shares beneficially owned by each of Amphion Ventures L.P., a Delaware limited partnership ("Amphion Ventures"), Amphion Partners L.L.C., a Delaware limited liability company ("Amphion Partners"), Antiope Partners L.L.C., a Delaware limited liability company ("Antiope Partners"), Amphion Investments L.L.C., a Delaware limited liability company ("Amphion Investments"), Richard C.E. Morgan, a U.S. citizen ("Mr. Morgan"), Mr. Robert J. Bertoldi, a British citizen ("Mr. Bertoldi"), and incuVest L.L.C., a Delaware limited liability company ("incuVest"), (collectively, for the sole purpose of identification in this Proxy Statement, the "Amphion Investors"). Each of the Amphion Investors disclaims that it holds any securities of the Company as a group, within the meaning of any applicable securities law or regulation. Amphion Partners is the sole general partner of Amphion Ventures. Messrs. Morgan and Bertoldi are the managing members of Amphion Partners, Antiope Partners and Amphion Investments and the controlling executives of incuVest.

     The following table sets forth the number of shares beneficially owned by certain of the Amphion Investors:

                                                                                                                Total of
                                                      Amphion    Amphion      Amphion     Antiope                Amphion
                  Title of Class                      Ventures   Partners   Investments   Partners   incuVest   Investors
---------------------------------------------------   --------   --------   -----------   --------   --------   ---------
Voting Common Stock                                    697,153     28,125        10,000    127,034          -     862,312
Series A Preferred Stock                                57,692          -             -          -          -      57,692
Series B Preferred Stock                                52,816          -             -          -          -      52,816
Series C Preferred Stock                                25,492          -             -          -          -      25,492
Series I Preferred Stock                                   484          -             -         55          -         539

Series J Preferred Stock                                 1,708          -             -        201          -       1,909
Series 2000 Non-Voting Preferred Stock                     347          -             -          -        500         847

(2) Includes 376,244 shares that the Amphion Investors have the right to acquire pursuant to warrants and options that are exercisable.

(3) All 500,000 shares represent shares that PV Proceeds Holdings, Inc. has the right to acquire pursuant to warrants that are exercisable within 60 days.

(4) Includes 16,000 shares that J.P. Morgan Investment Corporation ("JPMIC") has the right to acquire pursuant to warrants that are exercisable within 60 days.

     The following table sets forth the number of shares of each class of stock beneficially owned as of April 1, 2000 by each director and director nominee who beneficially owns Voting Common Stock and the executive officers of the Company, and all of the Company's directors and executive officers as a group. The business address of each director and executive officer is c/o AXCESS Inc., 3208 Commander Drive, Carrollton, Texas 75006:

               Name of                                                      Amount and Nature           Percentage    Percentage of
           Beneficial Owner                   Title of Class               of  Beneficial Owner          of Class      Voting Power
-------------------------------   --------------------------------------   --------------------         -----------   --------------

Richard C. E. Morgan              Voting Common Stock                                 1,046,275   (1)         23.7%       11.5%
                                  Series A Preferred Stock                               57,692              100.0%        1.0%
                                  Series B Preferred Stock                               52,816              100.0%         *
                                  Series C Preferred Stock                               25,492               72.0%         *
                                  Series I Preferred Stock                                  539               79.6%       23.8%
                                  Series J Preferred Stock                                1,909               99.4%        n/a
                                  Series 2000 Non-Voting Preferred Stock                    847              100.0%        n/a

Robert J. Bertoldi                Voting Common Stock                                   862,312   (2)        19.53%        9.5%
                                  Series A Preferred Stock                               57,692              100.0%        1.0%
                                  Series B Preferred Stock                               52,816              100.0%         *
                                  Series C Preferred Stock                               25,492               72.0%         *
                                  Series I Preferred Stock                                  539               79.6%       23.8%
                                  Series J Preferred Stock                                1,909               99.4%        n/a
                                  Series 2000 Non-Voting Preferred Stock                    847              100.0%        n/a

Allan Griebenow                   Voting Common Stock                                     7,670             *               *
Richard M. Clarke                 Voting Common Stock                                    41,750   (3)       *               *
Paul  J. Coleman, Jr.             Voting Common Stock                                    28,090   (4)       *               *
C. Seth Cunningham                Voting Common Stock                                    30,750   (5)       *               *
Gregory W. Haskell                Voting Common Stock                                    17,500   (6)       *               *
Harry Budow                       Voting Common Stock                                    77,200   (7)(8)    *               *
James R. Craig                    Voting Common Stock                                         *             *               *
Michael Uremovich                 Voting Common Stock                                         *             *               *
Danny G. Hair                     Voting Common Stock                                         *   (8)       *               *
David J. Illingworth              Voting Common Stock                                   300,000   (9)          6.8%        5.3%

All Directors, Director           Voting Common Stock                                 1,249,235               25.2%       12.3%
Nominees and                      Series A Preferred Stock                               57,692              100.0%        1.0%
Executive Officers as             Series B Preferred Stock                               52,816              100.0%        0.9%
a group (12 individuals)          Series C Preferred Stock                               25,492               72.0%        0.4%
                                  Series I Preferred Stock                                  539               79.6%       23.8%
                                  Series J Preferred Stock                                1,909               99.4%        n/a
                                  Series 2000 Non-Voting Preferred Stock                    847              100.0%        n/a

___________________
*      Less than 1%.

(1) Includes 179,463 shares held directly, 3,000 shares that Mr. Morgan has the right to acquire pursuant to options that are exercisable within 60 days, 486,068 shares held by entities within the Amphion Investors (defined in Note 1 above) and 376,244 shares that entities within the Amphion Investors have the right to acquire pursuant to options and warrants that are exercisable within 60 days. Also includes 1,500 shares held by Mr. Morgan's daughter, for which he disclaims beneficial ownership. As detailed in Note 1 above, Mr. Morgan disclaims beneficial ownership of all shares beneficially owned by entities within the Amphion Investors.

(2) Includes 486,068 shares held by entities within the Amphion Investors (defined in Note 1 above) and 376,244 shares that entities within the Amphion Investors have the right to acquire pursuant to options and warrants that are exercisable within 60 days. As detailed in Note 1 above, Mr. Bertoldi disclaims beneficial ownership of all shares beneficially owned by entities within the Amphion Investors.

(3) Includes 28,500 shares that Mr. Clarke has the right to acquire pursuant to options that are exercisable within 60 days.

(4) Includes 28,000 shares that Mr. Coleman has the right to acquire pursuant to options that are exercisable within 60 days.

(5) Includes 28,000 shares that Mr. Cunningham has the right to acquire pursuant to options that are exercisable within 60 days.

(6) All 17,500 shares represent shares that Mr. Haskell has the right to acquire pursuant to options that are exercisable within 60 days.

(7) All 77,200 shares represent shares that Mr. Budow has the right to acquire pursuant to options that are exercisable within 60 days.

(8) Messrs. Budow and Hair resigned from the Company in June 1999 and September 1999, respectively.

(9) All 300,000 shares are owned by XL Vision, Inc., of which Mr. Illingworth is the President and Chief Operating Officer.

                           MANAGEMENT OF THE COMPANY

          The Board elects executive officers annually at its first meeting following the annual meeting of stockholders. The following table sets forth, as of April 1, 2000, (a) the names of the current directors, the director nominees, and the executive officers of the Company, (b) their respective ages and (c) their respective positions within the Company.

Name                                      Age                 Position
----                                      ---                 --------
Richard C. E. Morgan                      55      Chairman of the Board of Directors and
                                                  Director Nominee (1)(3)(4)
Allan Griebenow                           47      Director, President and Chief Executive
                                                  Officer and Director Nominee (1)
James R. Craig                            40      Vice President, Secretary and Chief
                                                  Financial Officer
Mike Uremovich                            46      Vice President, Sales
C. Seth Cunningham                        44      Director (2)
Richard M. Clarke                         68      Director (2)
Paul J. Coleman, Jr.                      68      Director and Director Nominee (2)(3)(4)
Gregory W. Haskell                        43      Director and Director Nominee (3)
Robert J. Bertoldi                        46      Director Nominee
David J. Illingworth                      46      Director Nominee

    (1)   Executive Committee

    (2)   Audit Committee
    (3)   Compensation Committee
    (4)   Stock Option Committee

    RICHARD C.E. MORGAN has served as a director and Chairman of the Board of the Company since 1985. In November 1999, Mr. Morgan co-founded incuVest and since then, has served as its Chairman and Chief Executive Officer. In 1995, Mr. Morgan co-founded Amphion Capital Management L.L.C., a private equity and venture capital firm, and since then has served as one of its Managing Partners. From 1986 to 1998, Mr. Morgan was the Managing General Partner of Wolfensohn Partners L.P., the predecessor to Amphion Capital Management. Mr. Morgan currently serves as Chairman of Quidel Corp., a publicly traded company that manufactures and distributes rapid diagnostic tests. In addition, Mr. Morgan serves on the Board of Directors of the following publicly traded companies:
Celgene Corp., which develops and markets biotechnology products; ChromaVision Medical Systems, Inc., which develops an autorated cellular imaging system; and Indigo N.V., which is in the digital printing systems industry. Mr. Morgan is also a director of several private and non-profit companies, including Orbis International, Inc., a non-profit organization dedicated to fighting blindness worldwide.

    ALLAN GRIEBENOW has served as a director, President and Chief Executive Officer of the Company since July 1999. He founded Prism Video, Inc. in 1994 and was Chief Executive Officer of Prism Video, Inc. from 1994 to July 1999. Mr. Griebenow spent the past 20 years in the telecommunications and advanced applications. He started his career in 1979 as a Presidential Management Intern with NASA, and holds a B.S. in Business Administration from the University of Maryland and an MBA from San Francisco State University.

    JAMES R. CRAIG has served as Vice President, Secretary and Chief Financial Officer of the Company since August 1999. He was a co-founder and chief financial officer of CashNet Financial Group, Inc. in 1998. From 1996 to 1998 Mr. Craig was Vice President, Division Controller with Firstplus Financial, Inc. He was chief operating officer and chief financial officer of South Orient Railroad Company, Ltd. from 1992 to 1996. Mr. Craig has public accounting experience with Deloitte and Touche and holds a B.S. in accounting and computer science from Oklahoma State University.

    MIKE UREMOVICH has served as Vice President of Sales & Marketing of the Company since July 1999. He was Vice President Sales & Marketing of Prism Video, Inc. from 1997 until 1999, when the Company acquired Prism Video, Inc.'s digital video technology. From 1992 to 1996 Mr. Uremovich held positions of Regional Sales Manager, Director of Sales, and Vice President, Sales & Marketing for Computrac, Inc. and for Amtech, both Dallas-based technology companies. Mr. Uremovich earned his B.S. in business administration and marketing from the University of Texas at Dallas.

    C. SETH CUNNINGHAM has served as a director of the Company since 1994. Since the middle of 1996, he has been a private equity investor. Mr. Cunningham was a managing director of J.P. Morgan from 1991 to the middle of 1996. From 1985 to the middle of 1996, he worked with and was a founding member of J.P. Morgan Capital Corporation, which makes worldwide private equity investments for J.P. Morgan's own account. From 1979 to 1985, Mr. Cunningham was employed by J.P. Morgan in other positions.

    RICHARD M. CLARKE has served as a director of the Company since 1988. Since 1992, he has been the chairman of Yankelovich Partners, Inc., a market research firm. Mr. Clarke is also the president, chief executive officer and a director of Nash Engineering Company. From 1990 to 1993, he was the chairman and chief executive officer of Akzo America Inc., a diversified international chemical and health care corporation.

    PAUL J. COLEMAN, JR. has served as a director of the Company since 1982. He is president, chief executive officer, and a trustee of the Universities Space Research Association, a non-profit space research, technology and education company. Mr. Coleman is also a professor of space physics at the University of California at Los Angeles ("UCLA"). He also currently serves as a director of Quantrad Sensors, Inc., One Room Systems, Inc. and Southeast Interactive Technology, LLC. From 1993 through 1996, Mr. Coleman was the director of the National Institute for Global Environmental Change of the U.S. Department of Energy. From 1989 through 1993, he was the director of the Institute of Geophysics and Planetary Physics at UCLA.

    GREGORY W. HASKELL has served as a director of the Company since 1998. Since 1999, he has been a managing director of Internet Capital Group, Inc. From 1995 to 1999, Mr. Haskell was the President and Chief Operating Officer of XL Vision, Inc. From 1993 to 1995, Mr. Haskell served in various executive management positions at XL Vision, Inc.

    ROBERT J. BERTOLDI is a director nominee of the Company. In November 1999, Mr. Bertoldi co-founded incuVest and since then, has served as its President. In 1995, Mr. Bertoldi co-founded Amphion Capital Management L.L.C., a private equity and venture capital firm, and since then has served as one of its Managing Partners. In August 1997, Mr. Bertoldi co-founded Amphion Ventures L.P., an early stage technology and life sciences fund, and since then, has served as its Co-Manager. From 1988 to 1997, Mr. Bertoldi was chief financial officer of James D. Wolfensohn, Inc., an investment bank headed by James D. Wolfensohn and Paul Volcker. From 1982 to 1988, Mr. Bertoldi was the chief financial officer of Hambro America, the U.S. venture capital subsidiary of Hambros Bank, a British merchant bank. Mr. Bertoldi also serves on the Board of Directors of many privately held companies.

    DAVID J. ILLINGWORTH is a director nominee of the Company. Since January 2000, Mr. Illingworth has been the President and Chief Operating Officer of XL Vision, Inc. Since April 1998, Mr. Illingworth has been the Chairman of the Board of VidaMed, Inc., a developer and marketer of medical device products. Since August 1999, he has also been the Executive Chairman. From April 1998 to August 1999, he was also the President and Chief Executive Officer of VidaMed, Inc. From September 1996 to March 1998, Mr. Illingworth was the Executive Vice President and President of the Home Care Business of Nellcor Puritan Bennett, a provider of products and services for respiratory-impaired persons. From January 1993 to September 1996, he was the Vice President - Field Operations, Marketing and Service of Nellcor Puritan Bennett.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

    The Board of Directors had seven meetings during the fiscal year ended December 31, 1999. During the fiscal year ended December 31, 1999, all of the Company's incumbent directors attended at least 75 percent of (a) the total number of meetings of the Board and (b) the total number of meetings held by all committees of the Board on which he served.

    The Board has a standing Executive Committee, Audit Committee, Compensation Committee and Stock Option Committee. The principal responsibilities and membership of each committee are described in the following paragraphs.

    EXECUTIVE COMMITTEE. The Executive Committee has the authority to exercise substantially all of the powers of the Board in the management and business affairs of the Company, except it does not have the authority to declare dividends, authorize the issuance of shares of the Company's common stock, modify the Company's Certificate of Incorporation or its Bylaws, adopt any agreement of merger or consolidation or recommend to the stockholders the sale, lease or exchange of all or substantially all of the Company's assets or the dissolution of the Company. Meetings of the Board are held periodically each year and special meetings are held from time to time. As a consequence, the occasions on which this committee is required to take action are limited. The members of this committee are Messrs. Morgan and Griebenow. The committee did not meet during 1999.

    AUDIT COMMITTEE. The Audit Committee is responsible for reviewing the Company's accounting and financial practices and policies and the scope and results of the Company's audit. The Audit Committee is also responsible for recommending the selection of the Company's independent public accountants. This committee is presently comprised of Messrs. Clarke, Coleman and Cunningham. The committee met on one occasion during 1999.

    COMPENSATION COMMITTEE. The Compensation Committee reviews the compensation of executive officers, except members of the committee, and makes recommendations to the Board regarding executive compensation. This committee is presently comprised of Messrs. Morgan, Coleman and Haskell. The committee did not meet during 1999.

    STOCK OPTION COMMITTEE. The Stock Option Committee administers the Company's existing stock option plan. This committee is presently comprised of Messrs. Coleman and Morgan. The committee met on three occasions during 1999.

COMPENSATION OF THE COMPANY'S DIRECTORS

    The current policy of the Company is to pay each director who is not employed by the Company and who does not beneficially own more than 5% of the shares of common stock outstanding the compensation set forth in the Director Compensation Plan. Under the Director Compensation Plan, each eligible director receives an annual grant of 5,000 options to acquire common stock at an exercise price equal to the fair market value per share of the common stock at the time the option is granted (the "Annual Grant"). The Annual Grant customarily takes place shortly after each annual meeting of the Company's stockholders. All new Board members receive 7,500 options to acquire common stock at an exercise price equal to the fair market value per share of the common stock on the date the Board member is approved by the directors. All new Board members will also be eligible to receive the Annual Grant. The Company has temporarily suspended paying any cash to eligible directors for preparing and attending meetings of directors and committees until the Company reports quarterly net earnings. Once the Company has reported net earnings for a fiscal quarter, the Company will reconsider paying additional cash consideration to eligible directors. While directors do not receive additional compensation for attending meetings, the Company pays ordinary and necessary out-of-pocket expenses for directors to attend Board and committee meetings. Directors who are officers or employees of the Company receive no fees for service on the Board or committees thereof.

REPORT OF COMPENSATION COMMITTEE ON ANNUAL EXECUTIVE COMPENSATION

    The Compensation Committee met informally several times during the year and met during three meetings of the Board. The policy of the Compensation Committee is to provide executive officers of the Company with fair compensation based on their responsibilities, and on the performance of the Company as a whole.

    The Compensation Committee believes generally that performance goals enhance teamwork and help focus management's attention on the overall performance of the companies rather than the performance of particular areas in the companies. Additionally, particular areas may in the future need separate performance goals, but the Compensation Committee does not believe that is currently required.

    The Compensation Committee sets target earnings levels for the Company and provides a bonus target to each executive officer. The bonus target is a percentage of that executive's base salary. The Compensation Committee then sets target levels pursuant to which an executive who is employed at the time of the bonus award can receive all or a portion of the designated bonus target based on the Company's earnings performance, as the case may be. If the earnings target is not met, an executive may receive some portion of his bonus based on the percentage of the earnings target achieved. In addition, if the earnings target is exceeded, the executives may receive, based on a formula, up to twice the executive's bonus target. The earnings target is set by the Compensation Committee prior to the commencement of each fiscal year and is believed by the Compensation Committee to be aggressive, but achievable. The Compensation Committee excludes Mr. Morgan, the Chairman of the Board, from participating in the executive bonus plan because it believes such a bonus is unnecessary after taking into account his ownership of the Company's common stock. See "Ownership of Voting Common Stock by Certain Beneficial Owners and Management."

    The Compensation Committee believes that its earnings and bonus targets are confidential and disclosure of those targets would adversely effect the Company. The report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates that report by reference.

                             EXECUTIVE COMPENSATION

    The following table summarizes the compensation earned by the Company's present and former Chief Executive Officer and its two other most highly compensated executive officers (whose annualized compensation exceeded $100,000), collectively, the "Named Executive Officers," for services rendered in all capacities to the Company during the fiscal years ended December 31, 1999, 1998 and 1997.

                                                             Summary Compensation Table



                                                                                                 Long-Term
                                                           Annual Compensation                 Compensation
                                                --------------------------------------------   -------------
                                                                                                Securities
                                                                                                Underlying           All Other
       Name and Principal Positions     Year          Salary                   Bonus              Options           Compensation
-------------------------------------- ------   ---------------------   --------------------   -------------   -------------------
Richard C. E. Morgan (1)                1999    $                   -   $                  -         -         $             -
      Chairman of the Board             1998    $                   -   $                  -         -         $             -
                                        1997                 $ 60,000                $     -               -           $40,000

Allan Griebenow (2)                     1999                 $ 99,165                $29,563         450,000           $ 2,292
      President and Chief
      Executive Officer

James R. Craig (3)                      1999                 $ 64,615                $ 9,375         150,000   $             -
      Vice President, Secretary
      and Chief Financial Officer

Michael Uremovich (4)                   1999                 $ 60,207                $22,442         150,000           $   548
      Vice President of Sales

Harry Budow (5)                         1999                 $167,249                $18,750               -           $ 4,371
      President and Chief               1998                 $206,000                $36,000         200,000   $             -
      Executive Officer                 1997                 $ 87,500                $22,498               -   $             -

Danny G. Hair (6)                       1999                 $166,076                $28,957               -           $ 4,876
      Vice President, Secretary         1998                 $158,000                $73,000         150,000   $             -
      and Chief Financial Officer

__________________
(1) Served as the Chief Executive Officer of the Company from 1997 to April 1998 and did not receive any compensation in 1998.

(2) Represents compensation earned from July 1999, when Mr. Griebenow joined the Company.

(3) Represents compensation earned from August 1999, when Mr. Craig joined the Company.

(4) Represents compensation earned from July 1999, when Mr. Uremovich joined the Company.

(5)  Resigned from the Company in June 1999.

(6)  Resigned from the Company in September 1999.

OPTION GRANTS IN 1999 TO THE COMPANY'S EXECUTIVE OFFICERS

  The following table provides information regarding the stock options granted by the Company to Named Executive Officers in the year ended December 31, 1999. Other than those persons listed in the following table, the Company did not grant any stock options to any other Named Executive Officers.

                                                                    Individual Grants
                                     ----------------------------------------------------------------------------
                                                                                         Realizable Value at
                                             % of                                   Assumed Annual Rates of Price
                                        Total Options                                      Appreciation for
                              Options     Granted to     Exercise or   Expiration           Option Term (1)
Name                          Granted     Employees      Base Price       Date             5%                  10%
---------------------------   -------   -------------    -----------   ----------    -------            ---------

Allan Griebenow               450,000              43%         $2.50   07/15/2009    707,506            1,792,960
James R. Craig                150,000              14%         $2.75   08/15/2009    259,419              657,419
Michael Uremovich             150,000              14%         $2.50   07/15/2009    235,835              597,653

____________________

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

AGGREGATE OPTION EXERCISES IN 1999 BY THE COMPANY'S EXECUTIVE OFFICERS

    The following table provides information as to options exercised, if any, by each of the Named Executive Officers in 1999 and the value of options held by those officers at year-end measured in terms of the last reported sale price for the shares of the Company's Voting Common Stock on December 31, 1999 ($5.50 as reported on NASDAQ).

         Aggregate Option Exercises in 1999 and Year End Option Values


                                                                    Number of Securities
                                                                   Underlying Unexercised                Value of Unexercised
                                                                   Options at December 31,               in-the-Money Options
                                                                           1999                          at December 31, 1999
                          Shares Acquired       Value
             Name           on Exercise        Realized       Exercisable        Unexercisable     Exercisable        Unexercisable
             ----          -------------      ----------      -----------        -------------     -----------        -------------
Richard C. E. Morgan             -             $    -               3,000                 -          $   8,900          $       -
Allan Griebenow                  -             $    -             450,000             450,000        $     -            $ 1,350,000
James R. Craig                   -             $    -             150,000             150,000        $     -            $   412,500
Michael Unremovich               -             $    -             150,000             150,000        $     -            $   450,000
Harry S. Budow                   -             $    -             100,000                 -          $ 250,000          $       -
Danny G. Hair                 37,500           $ 87,781               -                   -          $     -            $       -


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     SERIES 2000 NON-VOTING PREFERRED STOCK PRIVATE PLACEMENT. On March 31, 2000, the Company sold $5,000,000 of its Series 2000 Non-Voting Preferred Stock to incuVest, a member of the Amphion Investors, in a private equity placement. The Company issued 500 shares of its Series 2000 Non-Voting Preferred Stock, which has a stated value of $10,000 per share and is convertible into Non-Voting Common Stock based on a conversion price of $3.50 per non-voting common share.

    SALE OF LASERTECHNICS MARKETING CORPORATION. On April 30, 1999, the Company completed the sale of its Lasertechnics Marketing Corporation ("LMC") subsidiary to affiliates of Amphion Capital Management ("Amphion"), a major stockholder of the Company. The Company's rights and interests in DataGlyph(TM) and the technology under development with XL Vision, Inc. were also included in the sale. The Company received $500,000 in cash, $2,000,000 in debt cancellation, a $4,000,000 note receivable due March 2002 (or 2004 under certain conditions), a $500,000 demand note receivable and a warrant to purchase equity in the Amphion-controlled enterprise to which Amphion transferred these business and assets, with an exercise price of $2.50 per share, representing approximately 8% of that enterprise. If LMC is subsequently sold prior to March 31, 2002 by the Amphion-controlled enterprise, the Company has the option to exchange its warrant for an amount payable in cash equal to 20% of the net profits received by the Amphion-controlled enterprise from such sale, where "net profits" is defined as the excess of (a) the total consideration that the Amphion-controlled enterprise receives from such sale, including all liabilities assumed, less all transaction costs and taxes due in respect of the sale, less (b) the sum of (i) $4,000,000 plus (ii) any amounts that Amphion Ventures or its affiliates invested in LMC after March 31, 1999.

     DEBT CONVERSION BY MAJOR STOCKHOLDER. On September 30, 1999, the Company signed a 10% convertible note maturing September 30, 2002 under which the Company could borrow up to $6,000,000 from Amphion Ventures, a principal stockholder of the Company. The note holder may convert all or any portion of the indebtedness into Series 1999 Non-Voting Preferred Stock of the Company. Initial note proceeds totaling $3,787,275 were used to pay off a series of demand notes, including accrued interest, owed to the Amphion Investors. In consideration for the financing arrangement, the Company issued at closing a warrant to acquire 180,362 shares of the Company's Non-Voting Common Stock at an exercise price of $2.10 per share. The Company may be required to issue additional warrants covering up to an aggregate of 533,923 shares of Non-Voting Common Stock based on the outstanding balance of the convertible notes on each of the first two anniversary dates.

     Under the terms of the 10% Convertible Note dated September 30, 1999, the Company borrowed $5,986,395. On December 31, 1999, Amphion Ventures elected to convert $3,323,423 of these borrowings into 332 shares of Series 2000 Non-Voting Preferred Stock.

     PAYMENT OF DIVIDENDS ON PREFERRED STOCK. The holders of the Series A, B and C Preferred Stock are entitled to receive dividends on each such share held by a holder at the annual rate of 10% of the original issue price of each such share payable in arrears, at the end of each quarter. Series I, J and 1999 Voting Preferred Stock are entitled to receive dividends on each such share held by a holder at the annual rate of 8% of the original issue price of each such share payable in arrears, semi annually. Dividends on these six series of preferred stock are payable in cash or additional shares of preferred stock, at the option of the Company or the holders of the preferred stock, as the case may be. During 1999 the Company issued 12 shares of Series I Preferred Stock, 168 shares of Series J Preferred Stock and 4 shares of Series 1999 Preferred Stock as payment for all accrued and unpaid dividends.

RESIGNATION OF INDEPENDENT AUDITORS

     KPMG LLP resigned as the Company's independent auditor on October 13, 1999. At a meeting held on October 19, 1999, the Audit Committee of the Company's Board of Directors approved the engagement of Ernst & Young LLP as its independent auditor for the fiscal year ended December 31, 1999, to replace the firm of KPMG LLP.

     The audit reports of KPMG LLP on the Company's financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except for a statement in the audit reports that KPMG LLP believed the Company's recurring losses from operations and resulting continued dependence upon access to additional external financing raised substantial doubt about the Company's ability to continue as a going concern. In connection with the audits of the Company's financial statements for each of the two fiscal years ended December 31, 1998 and December 31, 1997, and the subsequent interim period through October 12, 1999, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosures, or auditing scope procedure which, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference to the subject matter in its reports.

     A copy of the disclosures made herein has been provided to KPMG LLP. The response of KPMG LLP, indicating agreement with the disclosures, is attached as an exhibit to the Company's annual report and is hereby incorporated by reference herein.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED SHARES

     The authorized capital stock of the Company consists of (a) 12,000,000 shares of Voting Common Stock, (b) 2,250,000 shares of Non-Voting Common Stock, and (c) 7,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), issuable in series.

     As of April 1, 2000, a total of 3,321,208 shares of Voting Common Stock and 112,492 shares of Non-Voting Common Stock were issued and outstanding. As of April 1, 2000, a total of 149,509 shares of Preferred Stock were issued and outstanding as follows: (i) 57,692 shares of Series A Preferred Stock; (ii) 52,817 shares of Series B Preferred Stock; (iii) 35,427 shares of Series C Preferred Stock; (iv) 677 shares of Series I Preferred Stock;(v) 1,920 shares of Series J Preferred Stock; (vi) 129 shares of Series 1999 Voting Preferred Stock and (vii) 847 shares of Series 2000 Non-Voting Preferred Stock. All outstanding shares of the Company's Voting Common Stock, Non-Voting Common Stock and Preferred Stock are fully paid and nonassessable. None of the shares of Voting Common Stock, Non-Voting Common Stock or Preferred Stock has preemptive rights.

VOTING COMMON STOCK AND NON-VOTING COMMON STOCK

     Each share of Voting Common Stock entitles its holder to one vote on all matters submitted to a vote of stockholders. Holders of Non-Voting Common Stock do not have voting rights, except as otherwise provided in the Company's Certificate of Incorporation, or as required by applicable law. Holders of Non-Voting Common Stock are entitled to vote as a separate class on any amendment to the Certificate of Incorporation that adversely affects the powers, preferences or special rights of holders of Non-Voting Common Stock, and vote together with the holders of the Voting Common Stock, as a single class, with respect to any proposal to increase or decrease the number of authorized shares of Voting Common Stock or Non-Voting Common Stock, and on certain other specified matters. Holders of Non-Voting Common Stock are entitled to one vote per share for matters on which such holders are entitled to vote. The Voting Common Stock and Non-Voting Common Stock are otherwise identical in all respects.

     Regulated Stockholders are entitled to convert shares of Voting Common Stock into shares of Non-Voting Common Stock. The term "Regulated Stockholder" means (a) the stockholder ("the SBIC Stockholder") that purchased shares of Voting Common Stock pursuant to a Voting Common Stock and Convertible Note Purchase Agreement dated July 8, 1994 (the "Purchase Agreement"), between such stockholder and the Company, (b) any stockholder that is subject to the provisions of Regulation Y of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 225) or any successor to such regulation ("Regulation Y"), and that holds shares of Voting Common Stock or Non-Voting Common Stock originally issued pursuant to the Purchase Agreement or upon conversion of the Convertible Note issued thereunder, or shares issued upon conversion(s) of such shares, so long as such stockholder shall hold any such shares of Voting Common Stock or Non-Voting Common Stock or shares issued upon conversions(s) of such shares, (c) any Affiliate (as defined below) of any such Regulated Stockholder specified in clause (a) of (b) above that is a transferee of any shares of Voting Common Stock or Non-Voting Common Stock of the Corporation, so long as such Affiliate shall hold any such shares of Voting Common Stock or Non-Voting Common Stock or shares issued upon conversion(s) of such shares and (d) any individual, partnership, joint venture, corporation, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (a "Person") (i) to which any such Regulated Stockholder specified in clause (a) or (b) above or any of its Affiliates has transferred such shares, so long as such transferee shall hold, and only with respect to, any shares transferred by such Regulated Stockholder or Affiliate or any shares issued upon conversion(s) of such shares, and (ii) which transferee is, or any Affiliate of which is, subject to the provisions of Regulation Y. The term "Affiliate" means with respect to any Person or any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purpose of this definition, the term "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person; whether through the ownership of voting securities or by contract or otherwise.

     Subject to the following conditions, all stockholders are entitled to convert shares of Non-Voting Common Stock into shares of Voting Common Stock. No holder of any shares of Non-Voting Common Stock shall be entitled to convert any such shares into shares of Voting Common Stock, to the extent that, as a result of such conversion, such holder and its Affiliates, directly or indirectly, would own, control or have the power to vote a greater number of shares of Voting Common Stock or other securities of any kind issued by the Company than such holder and its Affiliates shall be permitted to own, control or have the power to vote under any law, regulation, rule or other requirement of any governmental authority at the time applicable to such holder or its Affiliates. The Company shall not be required to record the conversion of, and no holder of shares shall be entitled to convert, shares of Non-Voting Common Stock into shares of Voting Common Stock unless such conversion is permitted under applicable law; provided however, that the Company shall be entitled to rely without independent verification upon the representation of any holder that the conversion of shares by such holder is permitted under applicable law, and in no event shall the Company be liable to any such holder or any third party arising from such conversion whether or not permitted by applicable law. At any time at which any shares of Voting Common Stock or Non-Voting Common Stock are held by a Regulated Stockholder which is subject to the provisions of Regulation Y, the Company will not directly or indirectly redeem, purchase, acquire or take any other action affecting outstanding shares of Voting Common Stock or Non-Voting Common Stock if such action would increase above 4.9% the percentage of any class of voting securities of the Company, or increase above 24.9% the percentage of outstanding Voting Common Stock or Non-Voting Common Stock, owned, held or controlled by any Regulated Stockholder and its Affiliates (other than a stockholder which waives in writing its rights under the Certificate of Incorporation.

     Upon conversion of shares of the Voting Common Stock or Non-Voting Common Stock, the shares of Voting Common Stock or Non-Voting Common Stock so converted will not be eligible for reissuance except for reissuance in connection with the conversion of shares of Voting Common Stock held by Regulated Stockholders into shares of Non-Voting Stock or the conversion of shares of Non-Voting Common Stock into shares of Voting Common Stock. Subject to certain conditions, the Company may not convert or directly or indirectly redeem, purchase or otherwise acquire any shares of Voting Common Stock or take any other action affecting the voting rights of such shares, if such action would increase the percentage of outstanding voting securities owned or controlled by any Regulated Stockholder.

     The holders of Voting Common Stock and Non-Voting Common Stock are entitled to receive ratably such dividends, if any, as are declared by the Company's Board of Directors out of funds legally available for that purpose, subject to the rights of holders of Preferred Stock. In the event of the Company's liquidation, dissolution or winding up, the holders of Voting Common Stock and Non-Voting Common Stock would be entitled to share ratably in all assets of the Company available for distribution to holders of the Voting Common Stock and Non-Voting Common Stock, subject to the preferential rights of holders, if any, of shares of Preferred Stock. See "Description of Capital Stock--Preferred Stock" below.

     The Company's Certificate of Incorporation provides that if the Company in any manner subdivides (by stock split, stock dividend or otherwise) or combines (by reverse stock split or otherwise) the outstanding shares of the Voting Common Stock or the Non-Voting Common Stock, the outstanding shares of the other such class shall be proportionately subdivided or combined, as the case may be. For purposes of the foregoing, if a dividend of shares of Voting Common Stock were paid on the outstanding shares of Voting Common Stock, a corresponding dividend of shares of Non-Voting Common Stock would be required to be paid on the shares of Non-Voting Common Stock.

     Amphion Ventures, the holder of 1,747 shares of Series J Preferred Stock, has agreed not to convert any shares of Non-Voting Common Stock it may acquire upon conversion of shares of the Series J Preferred Stock to Voting Common Stock unless it receives the prior written consent of the Company.

PREFERRED STOCK

    The Certificate of Incorporation authorizes the Company's Board of directors to issue shares of Preferred Stock in one or more series and to fix and state the designations, powers, preferences, qualifications, limitations, restrictions and relative rights of the shares of each such series. The Board of Directors may determine, without any vote or action by the holders of either Voting Common Stock or Non-Voting Common Stock, among other things, the payment and rates of dividends, if any, whether dividends are to be cumulative or noncumulative, whether the Preferred Stock is to be subject to redemption and, if so, the manner of redemption and the redemption price, the preference of any series of Preferred Stock over any other series of Preferred Stock or Voting Common Stock or Non-Voting Common Stock on liquidation, dissolution, distribution of assets or winding up of the Company, any sinking fund or other retirement provisions for the Preferred Stock and any conversion or exchange rights or other privilege of the holders to acquire shares of any other series of Preferred Stock or Voting Common Stock or Non-Voting Common Stock. The Board of Directors may also determine the number of shares in each series of Preferred Stock, the voting rights of each such series (subject to any requirements of applicable law) and any stated value applicable to the shares of any series of Preferred Stock.

    SERIES 1999 PREFERRED STOCK. The Board of Directors has designated 2,500 shares of the Preferred Stock as Series 1999 Preferred Stock, par value $.01 per share. Each share of Series 1999 Preferred Stock has a stated value of $10,000 (the "Original Series 1999 Issue Price") and is convertible into Voting Common Stock at any time, at the option of the holder, at a conversion rate equal to the Original Series 1999 Issue Price divided by the conversion price of the Series 1999 Preferred Stock, as in effect from time to time. Such conversion price shall initially be $2.50 per share of Voting Common Stock, subject to anti-dilution adjustments (the "Series 1999 Conversion Price"). Holders of shares of Series 1999 Preferred Stock are entitled to vote on all matters brought before the Company's stockholders as if such shares of Series 1999 Preferred Stock had been converted into shares of Voting Common Stock, in addition to any class voting rights provided by law.

    Subject to the prior preferences and other rights of any class or series of the Company's capital stock ranking prior to the Series 1999 Preferred Stock, and in preference to the holders of shares of capital stock ranking junior to the Series 1999 Preferred Stock as to dividends, the holders of Series 1999 Preferred Stock are entitled to receive dividends on each share of Series 1999 Preferred Stock held of record at the annual rate of 8% of the Original Series 1999 Issue Price, payable semi-annually, to the extent of funds legally available therefor. Such dividends shall be cumulative, shall accrue on each share on a daily basis (calculated on the basis of a 360-day year, whether or not earned or declared, from the date of original issue of such shares) and shall be payable in arrears, when, as and if declared by the Board, in cash or additional shares of Series 1999 Preferred Stock, or any combination thereof, as determined from time to time by the Company in its sole discretion. If at any time that any shares of Series 1999 Preferred Stock are outstanding, the closing bid price per share of the Voting Common Stock on The NASDAQ SmallCap Market (or, if the Voting Common Stock is not then included in NASDAQ, but is listed on any national securities exchange, on the principal national securities exchange on which the Voting Common Stock is then listed) remains above $7.50 per share for 20 consecutive trading days, then, commencing on such 20th trading day, the cumulative dividend will not be payable; provided, however, that if the closing bid price per share of the Voting Common Stock remains below $7.50 for 20 consecutive trading days, then the dividend will resume as of such 20th day.

    Upon dissolution, liquidation or winding up of the Company, holders of the Series 1999 Preferred Stock will be entitled, after payment of preferential amounts on any securities ranking senior to the Series 1999 Preferred Stock, to receive from the assets of the Company available for distribution to stockholders an amount in cash, per share, equal to the Original Series 1999 Issue Price, plus any and all accrued unpaid dividends attributable to such share at the time of such dissolution, liquidation or winding up of the Company. The Series 1999 Preferred Stock ranks senior to the Voting Common Stock and Non-Voting Common Stock as to any such distributions and on an equal basis with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock the Series I Preferred Stock and the Series J Preferred Stock.

    The Series 1999 Preferred Stock is subject to optional redemption at any time by the Company, in whole or in part, at a redemption price per share equal to the Original Series 1999 Issue Price plus any accrued unpaid dividends thereon. The Company's optional right of redemption is subject to each Series 1999 Preferred Stock holder's right to convert such Series 1999 Preferred Stock into Voting Common Stock within 10 business days after the Company's notice of redemption.

    The shares of common stock which PV Proceeds Holdings, Inc. may acquire upon conversion of the Series 1999 Preferred Stock are subject to a three-year lockup from the date of the closing, which may be reduced to two years upon the occurrence of certain events. PV Proceeds Holdings, Inc. agreed not to convert the Series 1999 Preferred Stock until the Company obtains stockholder approval to issue the common stock.

    The Series 1999 Preferred Stock is also subject to the mandatory conversion by the Company into shares of the Company's Voting Common Stock if (a) the closing bid price of the Company's common stock on the NASDAQ SmallCap Market is at least $7.50 per share for a period of at least twenty (20) consecutive trading days and (b) the average trading volume of the common stock on the NASDAQ SmallCap Market remains at least 50,000 shares per day as measured by NASDAQ during the same twenty (20) consecutive trading days. If the Series 1999 Preferred Stock is converted by the Company pursuant to this mandatory conversion right, then the three-year lockup referred to in the preceding paragraph will expire as of the date of any such mandatory conversion.

    SERIES 1999 NON-VOTING PREFERRED STOCK. The Board of Directors has designated 2,500 shares of the Preferred Stock as Series 1999 Non-Voting Preferred Stock, par value $.01 per share. Each share of Series 1999 Non-Voting Preferred Stock has a stated value of $10,000 (the "Original Series 1999 Non-Voting Issue Price") and is convertible into Non-Voting Common Stock at any time, at the option of the holder, at a conversion rate equal to the Original Series 1999 Non-Voting Issue Price divided by the conversion price of the Series 1999 Non-Voting Preferred Stock, as in effect from time to time. Such conversion price shall initially be $3.00 per share of Non-Voting Common Stock, subject to anti-dilution adjustments (the "Series 1999 Non-Voting Conversion Price"). Holders of shares of Series 1999 Non-Voting Preferred Stock are not entitled to vote on any matter brought before the Company's stockholders, or as to which the holders of the Voting Common Stock are otherwise entitled to vote.

    Subject to the prior preferences and other rights of any class or series of the Company's capital stock ranking prior to the Series 1999 Non-Voting Preferred Stock, and in preference to the holders of shares of capital stock ranking junior to the Series 1999 Non-Voting Preferred Stock as to dividends, the holders of Series 1999 Non-Voting Preferred Stock are entitled to receive dividends on each share of Series 1999 Non-Voting Preferred Stock held of record at the annual rate of 8% of the Original Series 1999 Non-Voting Issue Price, payable semi-annually, to the extent of funds legally available therefor. Such dividends shall be cumulative, shall accrue on each share on a daily basis (calculated on the basis of a 360-day year, whether or not earned or declared, from the date of original issue of such shares) and shall be payable in arrears, when, as and if declared by the Board, in cash or additional shares of Series 1999 Non-Voting Preferred Stock, or any combination thereof, as determined from time to time by the Company in its sole discretion. If at any time that any shares of Series 1999 Non-Voting Preferred Stock are outstanding, the closing bid price per share of the Voting Common Stock on The NASDAQ SmallCap Market (or, if the Voting Common Stock is not then included in NASDAQ, but is listed on any national securities exchange, on the principal national securities exchange on which the Voting Common Stock is then listed) remains above $7.50 per share for 20 consecutive trading days, then, commencing on such 20th trading day, the cumulative dividend will not be payable; provided, however, that if the closing bid price per share of the Voting Common Stock remains below $7.50 for 20 consecutive trading days, then the dividend will resume as of such 20th day.

    Upon dissolution, liquidation or winding up of the Company, holders of the Series 1999 Non-Voting Preferred Stock will be entitled, after payment of preferential amounts on any securities ranking senior to the Series 1999 Non-Voting Preferred Stock, to receive from the assets of the Company available for distribution to stockholders an amount in cash, per share, equal to the Original Series 1999 Non-Voting Issue Price, plus any and all accrued unpaid dividends attributable to such share at the time of such dissolution, liquidation or winding up of the Company. The Series 1999 Non-Voting Preferred Stock ranks senior to the Voting Common Stock and Non-Voting Common Stock as to any such distributions and on an equal basis with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock the Series I Preferred Stock and the Series J Preferred Stock.

    The Series 1999 Non-Voting Preferred Stock is subject to optional redemption at any time by the Company, in whole or in part, at a redemption price per share equal to the Original Series 1999 Non-Voting Issue Price plus any accrued unpaid dividends thereon. The Company's optional right of redemption is subject to each Series 1999 Non-Voting Preferred Stock holder's right to convert such Series 1999 Non-Voting Preferred Stock into Non-Voting Common Stock within 10 business days after the Company's notice of redemption.

    The holders of Series 1999 Non-Voting Preferred Stock agreed not to convert the Series 1999 Non-Voting Preferred Stock until the Company obtains stockholder approval to issue the Non-Voting Common Stock.

    The Series 1999 Non-Voting Preferred Stock is also subject to the mandatory conversion by the Company into shares of the Company's Non-Voting Common Stock if (a) the closing bid price of the Company's common stock on the NASDAQ SmallCap Market is at least $7.50 per share for a period of at least twenty (20) consecutive trading days and (b) the average trading volume of the common stock on the NASDAQ SmallCap Market remains at least 50,000 shares per day as measured by NASDAQ during the same twenty (20) consecutive trading days.

     SERIES 2000 NON-VOTING PREFERRED STOCK. The Board of Directors has designated 2,500 shares of the Preferred Stock as Series 2000 Non-Voting Preferred Stock, par value $.01 per share. Each share of Series 2000 Non-Voting Preferred Stock has a stated value of $10,000 (the "Original Series 2000 Non-Voting Issue Price") and is convertible into Non-Voting Common Stock at any time, at the option of the holder, at a conversion rate equal to the Original Series 2000 Non-Voting Issue Price divided by the conversion price of the Series 2000 Non-Voting Preferred Stock, as in effect from time to time. Such conversion price shall initially be $3.50 per share of Non-Voting Common Stock, subject to anti-dilution adjustments (the "Series 2000 Non-Voting Conversion Price"). Holders of shares of Series 2000 Non-Voting Preferred Stock are not entitled to vote on any matter brought before the Company's stockholders, or as to which the holders of the Voting Common Stock are otherwise entitled to vote.

    Subject to the prior preferences and other rights of any class or series of the Company's capital stock ranking prior to the Series 2000 Non-Voting Preferred Stock, and in preference to the holders of shares of capital stock ranking junior to the Series 2000 Non-Voting Preferred Stock as to dividends, the holders of Series 2000 Non-Voting Preferred Stock are entitled to receive dividends on each share of Series 2000 Non-Voting Preferred Stock held of record at the annual rate of 8% of the Original Series 2000 Non-Voting Issue Price, payable semi-annually, to the extent of funds legally available therefor. Such dividends shall be cumulative, shall accrue on each share on a daily basis (calculated on the basis of a 360-day year, whether or not earned or declared, from the date of original issue of such shares) and shall be payable in arrears, when, as and if declared by the Board, in cash or additional shares of Series 2000 Non-Voting Preferred Stock, or any combination thereof, as determined from time to time by the Company in its sole discretion. If at any time that any shares of Series 2000 Non-Voting Preferred Stock are outstanding, the closing bid price per share of the Voting Common Stock on The NASDAQ SmallCap Market (or, if the Voting Common Stock is not then included in NASDAQ, but is listed on any national securities exchange, on the principal national securities exchange on which the Voting Common Stock is then listed) remains above $7.50 per share for 20 consecutive trading days, then, commencing on such 20th trading day, the cumulative dividend will not be payable; provided, however, that if the closing bid price per share of the Voting Common Stock remains below $7.50 for 20 consecutive trading days, then the dividend will resume as of such 20th day.

    Upon dissolution, liquidation or winding up of the Company, holders of the Series 2000 Non-Voting Preferred Stock will be entitled, after payment of preferential amounts on any securities ranking senior to the Series 2000 Non-Voting Preferred Stock, to receive from the assets of the Company available for distribution to stockholders an amount in cash, per share, equal to the Original Series 2000 Non-Voting Issue Price, plus any and all accrued unpaid dividends attributable to such share at the time of such dissolution, liquidation or winding up of the Company. The Series 2000 Non-Voting Preferred Stock ranks senior to the Voting Common Stock and Non-Voting Common Stock as to any such distributions and on an equal basis with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock the Series I Preferred Stock and the Series J Preferred Stock.

    The Series 2000 Non-Voting Preferred Stock is subject to optional redemption at any time by the Company, in whole or in part, at a redemption price per share equal to the Original Series 2000 Non-Voting Issue Price plus any accrued unpaid dividends thereon. The Company's optional right of redemption is subject to each Series 2000 Non-Voting Preferred Stock holder's right to convert such Series 2000 Non-Voting Preferred Stock into Non-Voting Common Stock within 10 business days after the Company's notice of redemption.

    The holders of Series 2000 Non-Voting Preferred Stock agreed not to convert the Series 2000 Non-Voting Preferred Stock until the Company obtains stockholder approval to issue the Non-Voting Common Stock.

    The Series 2000 Non-Voting Preferred Stock is also subject to the mandatory conversion by the Company into shares of the Company's Non-Voting Common Stock if (a) the closing bid price of the Company's common stock on the NASDAQ SmallCap Market is at least $7.50 per share for a period of at least twenty (20) consecutive trading days and (b) the average trading volume of the common stock on the NASDAQ SmallCap Market remains at least 50,000 shares per day as measured by NASDAQ during the same twenty (20) consecutive trading days.

                   MATTERS TO BE BROUGHT BEFORE THE MEETING

                       PROPOSAL 1. Election of Directors

    Six persons currently serve on the Board and are expected to continue to serve until the annual meeting. Unless contrary instructions are set forth in the Proxy, it is intended that the persons named in the Proxy will vote all shares of stock represented by the Proxy for the election as directors of Messrs. Richard C.E. Morgan, Allan Griebenow, Paul J. Coleman, Jr., Gregory W. Haskell, Robert J. Bertoldi and David J. Illingworth. The six directors elected at the annual meeting will each serve for a term expiring on the date of the annual meeting in 2001. Directors of the Company are elected annually and hold office until their successors have been elected and qualified or their earlier resignation or removal. Should any nominee become unavailable for election, the Board of Directors of the Company may designate another nominee, in which case the persons acting under duly executed proxies will vote for the election of the replacement nominee, although management is not aware of any circumstances likely to render any nominee unavailable for election. Election of directors will be by a plurality of the votes cast. A stockholder may, in the manner set forth in the enclosed Proxy card, instruct the proxy holder not to vote that stockholder's shares of stock for one or more of the named nominees. The proxies solicited hereby cannot be voted for a number of persons greater than the number of nominees named herein. The Certificate of Incorporation of the Company, as amended to date, does not permit cumulative voting.

REQUIRED AFFIRMATIVE VOTE

    A plurality of the votes of the holders of the outstanding shares of Voting Common Stock and Voting Preferred Stock of the Company, voting together as a single class, represented at a meeting at which a quorum is present may elect directors. For information regarding the nominees for directors of the Company see "Management of the Company."

    THE BOARD OF DIRECTORS URGES YOU TO VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.


         PROPOSAL 2.  Ratification of Selection of Independent Auditor

    The Board of Directors has approved and recommends the appointment of Ernst & Young LLP, certified public accountants to serve as independent auditor for the Company for the fiscal year ended December 31, 2000. Approval of the appointment of the accountants is being sought in order to give stockholders the opportunity to express their opinion on the matter. Should approval not be obtained, the Board of Directors would expect to reconsider the appointment.

    Members of Ernst & Young LLP are expected to attend the annual meeting and, if present, be available to answer appropriate questions which may be asked by stockholders. Such members will also have an opportunity to make a statement at the annual meeting if they desire to do so.

REQUIRED AFFIRMATIVE VOTE

    The affirmative vote of a majority of the outstanding voting power of the Voting Common Stock and Voting Preferred Stock, voting together as a single class, which are represented and entitled to vote at the annual meeting is required to ratify Ernst & Young LLP as independent auditor for the Company.

    THE BOARD OF DIRECTORS URGES YOU TO VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR OF THE COMPANY.

             PROPOSAL 3. Approval of the Authorized Shares Proposal

    The Authorized Shares Proposal provides for the amendment of the Certificate of Incorporation of the Company to increase the number of authorized shares of the Company's Voting Common Stock from 12,000,000 to 50,000,000.

    The Company's authorized capital stock currently consists of 12,000,000 shares of Voting Common Stock and, as of the Record Date, there were issued and outstanding 3,321,208 shares of Voting Common Stock. Additionally, there are currently issued and outstanding options, warrants, Preferred Stock or Non-Voting Common Stock that, upon their conversion, exercise or exchange, as the case may be, would call for the issuance of an additional 13,409,200 of Voting Common Stock.

    Subject to stockholder approval, the Authorized Shares Proposal will be effected by the filing of an amendment to the Certificate of Incorporation of the Company, substantially in the form of Appendix A. The change in the number of authorized shares of Voting Common Stock as provided in the Authorized Shares Proposal will be effective immediately upon the filing of such amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware.

REASONS FOR THE AUTHORIZED SHARES PROPOSAL

    Prior to giving effect to the Authorized Shares Proposal, the Company does not have a sufficient number of authorized but unissued shares of Voting Common Stock to reserve the full number of such shares required to be issued upon the conversion, exercise or exchange of all outstanding securities of the Company that by their terms are convertible into, or exercisable or exchangeable for shares of Voting Common Stock. Accordingly, the Company has agreed with certain holders of such securities that (a) the Company will use its best efforts to increase the number of authorized, but unissued shares to permit such reservation in full and (b) such holders will waive their rights to require such reservation, to the extent of such deficiency until the second business day after approval of the Authorized Shares Proposal.

    The Company currently intends to seek additional financing through the possible public or private sale of its securities. The availability of authorized but unissued shares of Voting Common Stock would permit the Company to issue Voting Common Stock or convertible securities in connection with any such financing, if the Board of Directors determines that such issuance is in the best interests of the Company and its stockholders. The Company has not determined how many of its authorized but unissued shares it intends to issue for any of the above purposes, if any, or when, if ever, it intends to issue such shares. The Board of Directors does not intend to solicit stockholder authorization for the issuance of any additional shares of Voting Common Stock unless required by applicable law or the requirements of NASDAQ.

CERTAIN POSSIBLE EFFECTS ON AUTHORIZED BUT UNISSUED SHARES

    The Company's existing stockholders do not have any preemptive rights under the Certificate of Incorporation of the Company or otherwise to purchase any shares of Voting Common Stock that may from time to time be issued by the Company. It is possible that shares of Voting Common Stock may be issued at a time and under circumstances that may dilute the voting power of existing stockholders, increase or decrease earnings per share and/or increase or decrease the book value per share of the shares then outstanding. The Authorized Shares Proposal would increase the number of shares of Voting Common Stock authorized following effectiveness of the Authorized Shares Proposal.

    The ability of the Board of Directors to issue additional shares of Voting Common Stock without further stockholder approval could have the effect of discouraging any possible unsolicited efforts to acquire control of the Company. However, the Authorized Shares Proposal is not intended as an anti-takeover device, and no specific anti-takeover measures are currently being contemplated by the Board of Directors. Management is not aware of any third party that may currently intend to accumulate the Company's Voting Common Stock or to obtain control of the Company.

REQUIRED AFFIRMATIVE VOTE

    The affirmative vote of a majority of the outstanding voting power of the Voting Common Stock and Voting Preferred Stock, voting together as a single class; and the Voting Common Stock and Non-Voting Common Stock, voting together as a single class, is required to adopt the Authorized Shares Proposal.

    THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL IS IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE AUTHORIZED SHARES PROPOSAL.

    PROPOSAL 4. Authorization to issue more than 20% of the Company's outstanding voting common stock, at a per share price less than the greater of the per share book or market value of the voting common stock on the date of private placements, to holders of: (a) Series 1999 Preferred Stock upon the conversion of the Series 1999 Preferred Stock, (b) Series 1999 Non-Voting Preferred Stock upon the conversion of the Non-Voting Common Stock and (c) Series 2000 Non-Voting Preferred Stock upon the conversion of the Non-Voting Common Stock.

NASDAQ LISTING REQUIREMENTS

     In February 1998, new listing requirements for continued listing on the NASDAQ SmallCap Market became effective. In particular, the listing requirements require that a company currently included on NASDAQ meet each of the following standards to maintain its continued listing: (i) either (A) net tangible assets (defined as total assets, minus goodwill, minus total liabilities) of $2 million, (B) total market capitalization of $35 million, or
(C) net income (in the last fiscal year or in two of the last three fiscal years) of $500,000; (ii) public float of at least 500,000 shares, with a market value of at least $1 million; (iii) minimum bid price of $1; (iv) at least two market makers; (v) at least 300 round lot beneficial stockholders; and (vi) compliance with certain corporate governance requirements (the "NASDAQ Listing Requirements"). The Company is currently in compliance with the NASDAQ Listing Requirements. Although management believes the Company will be able to preserve the listing of the Voting Common Stock on the NASDAQ SmallCap Market, there can be no assurance that the Company will be able to do so.

     The failure to adhere to the NASDAQ Listing Requirements could result in the Voting Common Stock being delisted from the NASDAQ SmallCap Market. If the Voting Common Stock were delisted from the NASDAQ SmallCap Market, trading, if any, would likely be conducted in the over-the-counter market on the National Association of Securities Dealers' OTC Bulletin Board and/or on the pink sheets of the National Quotation Bureau. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Voting Common Stock. In addition, the Voting Common Stock would be subject to rules promulgated under the Exchange Act applicable to penny stocks. The SEC has adopted regulations that generally define a "penny stock" to be an equity security that has a market price (as determined pursuant to regulations adopted by the SEC) or exercise price of less than $5.00 per share, subject to certain exceptions. By virtue of being listed on the NASDAQ SmallCap Market, the Voting Common Stock will be exempt from the definition of "penny stock." If, however, the Voting Common Stock is removed from the NASDAQ SmallCap Market, the Company's securities may become subject to the penny stock rules that impose additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Consequently, the penny stock rules may affect the ability of broker-dealers to sell the Voting Common Stock and may affect the ability of purchasers of Voting Common Stock to sell such securities in the secondary market.

     The Company entered into three private placement transactions in 1999 to fund its operations and maintain its NASDAQ listing under the NASDAQ Listing Requirements. In connection with these three transactions, the Company signed a note convertible into Series 1999 Non-Voting Preferred Stock and issued Series 1999 Preferred Stock and Series 2000 Non-Voting Preferred Stock. These three series of preferred stock have fixed conversion prices that were less than the greater of the per share book or market value of the Voting Common Stock on the date of issuance. The conversion prices of the preferred stock were discounted from the market value of the Voting Common Stock to reflect (i) that the preferred stock is less liquid than the Voting Common Stock, (ii) the limited trading volume of the Voting Common Stock on NASDAQ and (iii) that the shares of Voting Common Stock into which the preferred stock would be convertible would not be freely tradeable without the Company's filing of a registration statement.

     One of the corporate governance requirements of the NASDAQ Listing Requirements provides that stockholder approval is required of a plan or arrangement to issue common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance, for less than the greater of book or market value of the common stock.

     Although the preferred stock issued pursuant to the three private placement transactions may be convertible into less 20% of the common stock, or less than 20% of the voting power of the Company, the holders of the preferred stock issued in the three transactions agreed not to convert their shares of preferred stock until such time as the Company's stockholders have approved this fourth proposal.

     SERIES 1999 PREFERRED STOCK. There are currently issued and outstanding 129 shares of Series 1999 Preferred Stock. PV Proceeds Holdings, Inc. currently holds all of the shares of Series 1999 Preferred Stock outstanding. These shares were issued to PV Proceeds

Holdings, Inc. in connection with the Company's acquisition in July 1999 of substantially all of the assets of PV Proceeds Holdings, Inc. If PV Proceeds Holdings, Inc. elected to convert all 129 shares of Series 1999 Preferred Stock to Voting Common Stock, the result would be the issuance of 516,600 shares of Voting Common Stock. If the holders of the Series 1999 Preferred Stock already issued elect to convert all of their shares of the Series 1999 Preferred Stock into Voting Common Stock, then such holders would receive approximately 9.10% of the outstanding Voting Common Stock and voting power, and approximately 4.0% of the fully-diluted equity of the Company as of April 28, 1999.

     The conversion price of the Series 1999 Preferred Stock is $2.50 per share and was less than the greater of the book or market value of the Voting Common Stock on the date of this private placement. The NASDAQ Listing Requirements require the Company to receive the consent of its stockholders to issue more than 20% of its Voting Common Stock at a per share price less than the greater of the book or market value of the Voting Common Stock on the date of such private placement. Although the holders of the shares of issued Series 1999 Preferred Stock would receive 9.10% of the outstanding Voting Common Stock and voting power, which is less than the 20% NASDAQ threshold for stockholder approval, PV Proceeds Holdings, Inc. has agreed not to convert its shares of Series 1999 Preferred Stock to Voting Common Stock until such time as the Company's stockholders have approved this proposal.

     SERIES 1999 NON-VOTING PREFERRED STOCK. There are currently no shares issued and outstanding of Series 1999 Non-Voting Preferred Stock. On September 30, 1999, the Company signed a 10% convertible note maturing September 30, 2002 (the "Amphion Convertible Note"), under which the Company can borrow up to $6,000,000 from Amphion Ventures. The Company has borrowed $5,986,395 under the Amphion Convertible Note. Amphion Ventures may convert all or any portion of this indebtedness into Series 1999 Non-Voting Preferred Stock. On December 31, 1999, Amphion Ventures elected to convert $3,323,423 of borrowings under the Amphion Convertible Note into 332 shares of Series 2000 Non-Voting Preferred Stock.

     If Amphion Ventures were to elect to (a) convert the remaining indebtedness under the Amphion Convertible Note into 266 shares of Series 1999 Non-Voting Preferred Stock, (b) convert all 266 shares of Series 1999 Non-Voting Preferred Stock to Non-Voting Common Stock and (c) convert all shares of Non-Voting Common Stock to Voting Common Stock, the result would be the issuance of 1,268,084 shares of Voting Common Stock. If the holders of the Series 1999 Non-Voting Preferred Stock already issued elect to convert (a) all of their shares of the Series 1999 Non-Voting Preferred Stock into Non-Voting Common Stock, and (b) all Non-Voting Common Stock into Voting Common Stock, such holders would be eligible to receive approximately 13.4% of the outstanding Voting Common Stock and voting power, and approximately 7.5% of the fully-diluted equity of the Company as of April 28, 1999.

     The conversion price of the Series 1999 Non-Voting Preferred Stock is $3.00 per share and was less than the greater of the book or market value of the Voting Common Stock on the date of this private placement. The NASDAQ Listing Requirements require the Company to receive the consent of its stockholders to issue more than 20% of its Voting Common Stock at a per share price less than the greater of the book or market value of the Voting Common Stock on the date of such private placement. Although the holders of the shares of issued Series 1999 Non-Voting Preferred Stock would receive 13.4% of the outstanding Voting Common Stock and voting power, which is less than the 20% NASDAQ threshold for stockholder approval, Amphion

Ventures has agreed not to convert their shares of Series 1999 Non-Voting Preferred Stock to Non-Voting Common Stock until such time as the Company's stockholders have approved this proposal. Further, Amphion Ventures has agreed not to convert any shares of Non-Voting Common Stock into Voting Common Stock without having received the prior written consent of the Company.

     SERIES 2000 NON-VOTING PREFERRED STOCK. There are currently issued and outstanding 847 shares of Series 2000 Non-Voting Preferred Stock. Amphion Ventures currently holds 347 shares of Series 2000 Non-Voting Preferred Stock. These shares were issued to Amphion Ventures in connection with the equity commitments and subscriptions for preferred stock by Amphion Ventures as described in the preceding paragraph. incuVest currently holds 500 shares of Series 2000 Non-Voting Preferred Stock. These shares were issued to incuVest in connection with a private placement in March 2000. See also "Transactions with Management and Related Parties -- Equity Investments by Major Stockholders."
The Company was dependent on these equity commitments during 1999 and 2000 to fund its operations and maintain its NASDAQ listing under the NASDAQ Listing Requirements.

     If Amphion Ventures and incuVest were to elect to (a) convert all 847 shares of Series 2000 Non-Voting Preferred Stock to Non-Voting Common Stock and
(b) convert all shares of Non-Voting Common Stock to Voting Common Stock, the result would be the issuance of 2,420,000 shares of Voting Common Stock. If the holders of the Series 2000 Non-Voting Preferred Stock already issued elect to convert (a) all of their shares of the Series 2000 Non-Voting Preferred Stock into Non-Voting Common Stock, and (b) all Non-Voting Common Stock into Voting Common Stock, then such holders would be eligible to receive approximately 25.5% of the outstanding Voting Common Stock and voting power, and approximately 14.35% of the fully-diluted equity of the Company as of April 28, 2000.

     The conversion price of the Series 2000 Non-Voting Preferred Stock is $3.50 per share and was less than the greater of the book or market value of the Voting Common Stock on the date of the private placements involving the Series 2000 Non-Voting Preferred Stock. The NASDAQ Listing Requirements require the Company to receive the consent of its stockholders to issue more than 20% of its Voting Common Stock at a per share price less than the greater of the book or market value of the Voting Common Stock on the date of such private placements. Amphion Ventures and incuVest have agreed not to convert their shares of Series 2000 Non-Voting Preferred Stock to Non-Voting Common Stock until such time as the Company's stockholders have approved this proposal. Further, Amphion Ventures and incuVest have agreed not to convert any shares of Non-Voting Common Stock into Voting Common Stock without having received the prior written consent of the Company.

     For a description of the material terms of the Series 1999 Preferred Stock, Series 1999 Non-Voting Preferred Stock, and Series 2000 Non-Voting Preferred Stock, see "Description of Capital Stock -- Preferred Stock."

REQUIRED AFFIRMATIVE VOTE

     The affirmative vote of a majority of the outstanding voting power of the Voting Common Stock and Voting Preferred Stock, voting together as a single class, is required to adopt the issuance of shares of Voting Common Stock to holders of Series 1999 Non-Voting Preferred Stock, Series 1999 Non-Voting Preferred Stock and Series 2000 Non-Voting Preferred Stock under the circumstances described in this proposal.

     THE BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDER VOTE FOR THE ISSUANCE OF MORE THAN 20% OF THE OUTSTANDING VOTING COMMON STOCK AT A PER SHARE PRICE LESS THAN THE PER SHARE MARKET PRICE OF THE VOTING COMMON STOCK ON THE DATE OF PRIVATE PLACEMENTS TO HOLDERS OF (A) SERIES 1999 PREFERRED STOCK UPON CONVERSION OF THE SERIES 1999 PREFERRED STOCK, (B) SERIES 1999 NON-VOTING PREFERRED STOCK UPON THE CONVERSION OF THE NON-VOTING COMMON STOCK AND (C) SERIES 2000 NON-VOTING PREFERRED STOCK UPON THE CONVERSION OF THE NON-VOTING COMMON STOCK.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented at the Company's 2001 annual meeting, and otherwise eligible, must be received by the Company no later than January 1, 2001, to be included in the Company's proxy material and form of Proxy relating to that meeting. The mailing address of the Company for submission of any such proposal is given on the first page of this Proxy Statement.

                                    GENERAL

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under Section 16(a) of the Securities Exchange Act of 1934 as amended (the "Securities Exchange Act"), directors, certain officers and beneficial owners of 10% or more of the Company's Voting Common

Stock are required from time to time to file with the SEC reports on Forms 3, 4 or 5, relating principally to transactions in Company securities by such persons. Based solely upon a review of Forms 3, 4 and 5 submitted to the Company during and with respect to 1999, all of these individuals or entities timely filed their respective Forms 3, 4 or 5 required by Section 16(a) of the Securities Exchange Act during 1999.

COUNTING OF VOTES

    All matters specified in this Proxy Statement that are to be voted on at the annual meeting will be by written ballot. Inspectors of election will be appointed, among other things, to determine the number of shares outstanding and the voting power of each, the shares represented at the annual meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes or ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the result. See "Record Date and Voting Stock" above.

OTHER BUSINESS

    Management does not intend to bring any business before the annual meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the annual meeting, it is intended that the persons named in the accompanying Proxy will vote pursuant to the Proxy in accordance with their best judgment on such matters to the extent permitted by applicable law and regulations. This discretionary authority includes matters that the Board of Directors does not know are to be presented at the annual meeting by others and any proposals of stockholders omitted from the proxy material pursuant to Rule 14a-8 of the Securities Exchange Act.

ANNUAL REPORT

    A copy of the Company's 2000 Annual Report to Stockholders, including the Form 10-KSB for the year ended December 31, 1999, which contains audited financial statements, accompanies this Proxy Statement. Upon written request to Investor Relations, AXCESS Inc., 3208 Commander Drive, Carrollton, Texas 75006, the Company will provide, without charge, copies of its annual report to the SEC on Form 10-KSB.

DOCUMENTS INCORPORATED BY REFERENCE

    The Annual Report on Form 10-KSB for the year ended December 31, 1999 is incorporated herein by reference and is deemed to be a part of this Proxy Statement, except for information superseded by information in this Proxy Statement.


                         By Order of the Board of Directors,

                         /s/ James R. Craig

                         James R. Craig, Secretary

May 1, 2000

                                                                      APPENDIX A

                                   [FORM OF]

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  AXCESS INC.

    AXCESS Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify:

    FIRST:    That the Board of Directors of the Corporation duly adopted resolutions setting forth the following amendment to the Certificate of Incorporation of the Corporation (the "Amendment"), declaring the Amendment to be advisable and calling for the submission of the proposed Amendment to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed Amendment is as follows:

    RESOLVED, that Article FOURTH, paragraphs (a) and (c)(C)(4) of the Certificate of Incorporation are hereby amended to read in their entirety as follows:

       "FOURTH: (a) The total number of shares of capital stock that the Corporation shall have authority to issue is 59,250,000, consisting of 50,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), 2,250,000 shares of Non-Voting Common Stock, par value $0.01 per share ("Non-Voting Common Stock" and together with the Common Stock, "Common Shares") and 7,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock").

    (c)(C)(4) In addition to any affirmative vote required by law or by this Certificate of Incorporation, the affirmative vote or written consent of the holders of not less than a majority of the then outstanding shares of both classes of Common Shares, voting together as a single class, shall be required for any increase, reduction or other change in the authorized number of shares of any class of Common Shares. The affirmative vote or written consent specified in the preceding sentence shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage vote may be specified, by law, by the Bylaws of the Corporation or otherwise."

    SECOND: That thereafter, pursuant to a resolution of the Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

    THIRD: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

    FOURTH: That the Amendment shall be effective on the date this Certificate of Amendment is filed and accepted by the Secretary of State of the State of Delaware.

  IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Allan Griebenow, its President and Chief Executive Officer, and attested by James R. Craig, its Secretary, this ___ day of June, 2000.


                          AXCESS INC.



                          By:________________________________________________
                          Allan Griebenow, President and Chief Executive Officer

ATTEST:


____________________________
James R. Craig, Secretary

                                                                      APPENDIX B

                                AMENDMENT NO. 1
                                     TO THE
                                  AXCESS INC.
                        1991 INCENTIVE STOCK OPTION PLAN

    The name of the plan is the AXCESS INC. 1991 INCENTIVE STOCK OPTION PLAN (the "Incentive Stock Option Plan"). The Incentive Stock Option Plan was adopted by the Board of Directors of AXCESS, INC., a Delaware corporation (the "Company"), effective as of May 29, 1991. This Amendment No. 1 to the Incentive Stock Option Plan (the "Amendment") was adopted by the Board of Directors of the Company on April __, 2000.

    Section 1. The Amendment amends and restates Section 4 of the Incentive Stock Option Plan in its entirety as follows:

     4.  Allotment of Shares

         A maximum of 2,000,000 authorized but unissued shares of the common stock of the Company (par value $.01) will be allotted to the Plan, subject to the required approval by the stockholders. The Committee may, in its discretion, use treasury shares in lieu of authorized but unissued shares for the options. To the extent this is done, the number of authorized but unissued shares to be used for the Plan will be reduced.

         Shares covered by options which lapse or have been terminated during the duration of this Plan may be reallocated by the Committee.

     Section 2. The remaining provisions of the Plan are not modified or changed by this Amendment.

     IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of April __, 2000 by its duly authorized representative.

                                    AXCESS, INC.

                                    By:______________________________________
                                    Name: Allan Griebenow
                                    Title: President and Chief Executive Officer

                                                                      APPENDIX C

                                     PROXY
                                  AXCESS INC.

    SOLICITED ON BEHALF OF THE COMPANY AND APPROVED BY THE BOARD OF DIRECTORS

    The undersigned hereby constitutes and appoints Richard C.E. Morgan and Allan Griebenow, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, for and in the name, place, and stead of the undersigned, to appear at the 2000 Annual Meeting of Stockholders of AXCESS Inc. to be held on the 6th day of June, 2000 (pursuant to the Notice of Annual Meeting dated May 2000, and accompanying Proxy Statement), and at any postponement or adjournment thereof, and to vote all of the shares of AXCESS Inc. that the undersigned is entitled to vote with all the powers and authority the undersigned would possess if personally present in accordance with the following instructions.

    When properly executed, this Proxy will be voted in the manner directed herein by the undersigned Stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4 AND 5.

1.  ELECTION OF DIRECTORS
FOR all nominees         WITHHOLD
Listed to the right      AUTHORITY
(except as marked        to vote for all
to the contrary)         nominees listed
                         to the right.

      [ ]                    [ ]



2.  RATIFICATION OF ERNST & YOUNG LLP AS
    INDEPENDENT AUDITOR OF THE COMPANY.


       FOR        AGAINST         ABSTAIN
       [ ]         [ ]              [ ]

3.  APPROVAL OF THE AMENDMENT TO THE CERTIFICATE
    OF INCORPORATION TO INCREASE THE NUMBER OF
    AUTHORIZED SHARES OF VOTING COMMON STOCK TO
    50,000,000.

       FOR        AGAINST         ABSTAIN
       [ ]         [ ]              [ ]

4. AUTHORIZATION TO ISSUE MORE THAN 20% OF THE COMPANY'S VOTING COMMON STOCK, AT A PER SHARE PRICE LESS THAN THE GREATER OF THE PER SHARE BOOK OR MARKET VALUE OF THE VOTING COMMON STOCK ON THE DATE OF PRIVATE PLACEMENTS, TO HOLDERS OF (A) SERIES 1999 PREFERRED STOCK UPON THE CONVERSION OF SERIES 1999 PREFERRED STOCK, (B) SERIES 1999 NON-VOTING PREFERRED STOCK UPON THE CONVERSION OF NON-VOTING COMMON STOCK AND (C) SERIES 2000 NON-VOTING PREFERRED STOCK UPON THE CONVERSION OF NON-VOTING COMMON STOCK.

       FOR        AGAINST         ABSTAIN
       [ ]         [ ]              [ ]


NOMINEES:  Richard C.E. Morgan, Allan Griebenow, Paul J. Coleman, Jr.,
           Gregory W. Haskell, Robert J. Bertoldi and David J. Illingworth.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write each individual's name in the space provided below).

----------------------------------------------------------------

5. APPROVAL OF THE AMENDMENT TO THE 1991 INCENTIVE STOCK OPTION PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES ISSUABLE THEREUNDER TO 2,000,000.

       FOR        AGAINST         ABSTAIN
       [ ]         [ ]              [ ]

6. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS PROPERLY COME BEFORE THE MEETING.

       FOR        AGAINST         ABSTAIN
       [ ]         [ ]              [ ]


Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: ____________________________________, 1999



_______________________________________________________________________________
                                  (Signature)



_______________________________________________________________________________
                          (Signature if held jointly)